Exhibit 10.1

Execution Copy

               EMPLOYMENT AGREEMENT, dated January 3, 2008 (this “Agreement”), by and between Elite Pharmaceuticals, Inc., a Delaware corporation (“Company”), and Dr. Stuart Apfel (“Executive”).

R E C I T A L S:

               WHEREAS, Executive desires to provide employment services to the Company, and the Company desires to retain the employment services of Executive, pursuant to the terms of this Agreement.

               In consideration of the mutual promises herein contained, the parties hereby agree as follows:

A G R E E M E N T:

               1.      Employment.

                       1.1.      General. The Company hereby employs Executive in the capacity of Chief Medical Officer at the compensation rate and benefits set forth in Section 2 hereof for the Term (as defined in Section 3.1 hereof). Executive hereby accepts such employment, subject to the terms herein contained. In such capacity (a) Executive shall report to, and follow the directions of, the Chief Executive Officer (the “CEO”), (b) perform and carry out such duties and responsibilities that are reasonably consistent with Executive’s position and responsibilities and this Agreement, and (c) perform and discharge such additional duties and responsibilities as may be determined from time to time by the CEO of the Company or the Board of Directors of the Company (the “Board”) that are reasonably consistent with Executive’s position.

                       1.2.      Time Devoted to Position. During the Term, Executive shall devote substantially all of his business time, attention and skills to the business and affairs of Company, including its subsidiaries, entities and organizations presently existing or hereafter formed, organized or acquired by Company (each, a “Subsidiary” and collectively, the “Subsidiaries”), during at least three (3) business days each calendar week. Nothing in this Agreement shall prevent Executive from devoting reasonable time and attention to personal, public and charitable affairs, as long as such activities do not interfere with the effective performance of his duties hereunder.

               2.      Compensation and Benefits.

                       2.1.      Salary. During the Term, the Company shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him during such period to Company in all capacities the following: (i) a base salary at the annual rate of Two Hundred Twenty Thousand Dollars ($220,000) during the Term (the “Base Salary”); and (ii) any additional bonus and the benefits set forth in Sections 2.2, 2.3 and 2.4 hereof. The Base Salary shall be payable in accordance with the regular payroll practices of the Company applicable to its senior executives, less such deductions as shall be required to be withheld by applicable law and regulations or otherwise. The Board may increase the Base Salary in the sole discretion.

                      2.2.     Bonus.

                      (a)      Discretionary Bonuses. Following the end of each calendar year during the Term, commencing with the calendar year beginning on January 1 2008, wholly subject to the discretion of the Board (or any committee of the Board delegated authority over employee compensation matters), the Company may award Executive a bonus of up to fifty percent (50%) of the Executive’s then Base Salary (initially, One Hundred Ten Thousand Dollars ($110,000)), payable (at the option of the Company) in cash or in shares of Common Stock (as defined below) valued at the closing price of the Common Stock on the immediately preceding trading day, for the relevant calendar year (pro-rated for periods of less than a full calendar year). For purposes of determining whether such discretionary bonuses shall be payable, the Board (or any committee of the Board delegated authority over employee compensation matters), shall discuss with the Executive certain annual goals to the achieved by the Company and/or the Executive during the applicable year and upon determination of the amount of such bonus, the Company shall pay such bonus in accordance with its customary payroll practices. Such goals will be established by the Board (or any committee of the Board delegated authority over employee compensation matters) and discussed with the Executive in good faith and within a reasonable time of the commencement of each calendar year.

                      (b)      Limitation on Bonuses. Notwithstanding anything to the contrary in this Section 2.2 or Section 3, no annual bonus shall be deemed to have accrued or otherwise to have become payable for the purposes of this Agreement unless this Agreement shall remain in full force and effect up to and through the end of the calendar year in respect of which such bonus was to be awarded; provided that in the case of Executive’s termination by the Company without Cause or termination by Executive for Good Reason, any accrued annual bonus shall be payable to Executive, on a pro rated basis, for the portion of the year up to, and including, the Date of Termination.

                      2.3.      Stock Options.

                                2.3.1.      Initial Options. Effective on the date hereof, the Company shall grant to Executive options (the “Initial Options”) to purchase One Hundred Twenty Thousand (120,000) shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company, pursuant to the Company’s 2004 Stock Option Plan, as amended (the “Plan”). The Initial Options:

     (i)        shall, to the maximum extent permitted under applicable law, qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code;

     (ii)       be fully vested and immediately exercisable in full as of the date hereof;

     (iii)      have a per share exercise price equal to $1.75; and

     (iv)      be subject to the terms and conditions set forth in the Plan and a stock option agreement to be entered into by the Company and Executive, simultaneously herewith (the “Option Agreement”). Such grant of options pursuant to this Section 2.3.1 shall be subject to the terms of the Plan and the Option Agreement. The shares of Common Stock issuable upon exercise of the Initial Options are subject to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”).

                                2.3.2.      Milestone Options. In addition to the other grants set forth in this Section 2.3, effective on the date hereof, the Company shall grant to Executive options (the “Milestone Options”) to purchase up to Two Hundred Eighty Thousand (280,000) shares of Common Stock, pursuant to the Plan. The Milestone Options:

     (i)        shall, to the maximum extent permitted under applicable law, qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code;

     (ii)       have a per share exercise price equal to $1.75;

     (iii)      shall vest and become exercisable as follows:

        (A)      as to 80,000 shares upon the successful completion, as determined by the Board, of a Company sponsored Phase III clinical trial of the Company’s developmental drug product referred to as ELI-216;

        (B)      as to 80,000 shares upon the successful completion, as determined by the Board, of a Company sponsored Phase III clinical trial of the Company’s developmental drug product referred to as ELI-154;

        (C)      as to 80,000 shares upon the successful completion, as determined by the Board, by the Company during the Term of a Company sponsored long-term safety study for the Company’s developmental drug product referred to as ELI-216; and

        (D)      as to 40,000 shares upon the closing of an exclusive product license for the United States national market, or product sale transaction of all of the Company’s ownership rights, for either ELI-216 or ELI-154.

(iv) be subject to the terms and conditions set forth in the Plan and Option Agreement. All such options shall be subject to acceleration pursuant to Section 3 hereof.

Upon the earlier to occur of the expiration of (x) the third anniversary of the Commencement Date or (y) the termination of Executive’s employment hereunder, all unvested Milestone Options granted shall automatically terminate and all vested but unexercised Milestone Options shall terminate to the extent unexercised within ninety (90) days of such date and in accordance with the terms of the stock option agreement by and between the Executive and the Company with respect to the Milestone Options and the Plan. The shares of Common Stock issuable upon exercise of the Milestone Options are subject to an effective registration statement filed with the SEC.

                                2.3.3.      Additional Options. In addition to the other grants set forth in this Section 2.3, the Company, in its sole discretion, may grant to Executive additional options (the “Additional Options”) to purchase shares of Common Stock, pursuant to the Plan. The Additional Options shall (i) to the maximum extent permitted under applicable law, qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, (ii) have a per share exercise price equal the then fair market value of a share of Common Stock, (iii) vest, as determined by the Board, in its sole discretion, and (iv) be subject to the terms and conditions set forth in the Plan and Option Agreement. All such options shall vest and be exercisable, as determined by the Board, in its sole discretion and shall be subject to acceleration pursuant to Section 3 hereof.

                                2.3.4.      Pledge of Common Stock underlying the Options. Executive may not, directly or indirectly, sell, assign, transfer, offer, grant a participation in, mortgage, pledge, hypothecate, create a security interest in or lien upon, encumber, donate, contribute, place in trust, enter into any voting agreement with respect to, the shares of Common Stock underlying the Initial Options, Milestone Options or Additional Options without the prior written consent of the Company. During the Term, Executive shall not, directly or indirectly, enter into any short sales or “derivative” or “hedging” transactions or strategies, nor maintain any “short” positions, with respect to the Common Stock.

                                2.3.5.      Conflict. In the event of any conflict between the terms of the Plan or this Agreement, the terms of this Agreement shall govern.

                      2.4.      Executive Benefits.

                                2.4.1.      Expenses. Company shall promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) hereunder, against receipts or other appropriate written evidence of such expenditures as required by the appropriate Internal Revenue Service regulations or by the Company; provided, that, all expenses in excess of US$500.00 per month, individually or in the aggregate, shall be approved by the Chief Executive Officer as a condition to reimbursement thereof.

                                2.4.2.      Company Plans. Executive shall be entitled to participate in such employee benefit and welfare plans and programs as Company may from time to time generally offer or provide to senior executive officers of Company or the Subsidiaries, including participation in life insurance, health and accident, medical plans and programs, and profit sharing and retirement plans. Nothing in the foregoing shall limit or restrict the Company’s discretion to amend, revise or terminate any benefit or plan without notice to or consent of the Executive.

                                2.4.3.      Vacation. Executive shall be entitled to fifteen (15) business days of paid vacation per calendar year, pro rated for periods of less than a full calendar year; provided, that the timing and duration of any particular vacation shall not interfere with the business of the Company or the effective performance of Executive’s duties hereunder, as reasonably determined in good faith by the Chief Executive Officer. The Company acknowledges that the religious holidays set forth on Exhibit A hereto shall be valid vacation days regardless of any potential interference in the business of the Company or the performance of Executive’s duties hereunder.

                                2.4.4.      Automobile Allowance. During the Term, the Company shall pay the Executive a monthly automobile allowance in the amount of Four Hundred Twenty Dollars ($420).

                                2.4.5.      Life Insurance. The Company will obtain and maintain during the Term a term life insurance policy in the amount of Five Hundred Thousand Dollars ($500,000) on the life of the Executive payable to the estate of the Executive in the event of the Executive’s death during the Term.

               3.      Employment Term; Termination.

                       3.1.      Employment Term. Executive’s employment hereunder shall commence as January 3, 2008 (the “Commencement Date”) and, subject to Section 1.2 hereof and except as otherwise provided in Section 3.2 hereof, shall continue for one (1) year following the Commencement Date and, thereafter, shall automatically be renewed (upon the compensation terms provided herein other than option grants which shall be negotiated with the Executive at such time) for successive one (1) year terms (each, a “Term Year” and all such Term Years collectively, the “Term”) commencing at the end of the initial Term Year, unless Executive or Company shall have provided a Notice of Termination (as defined in Section 3.4.1 hereof) electing not to renew the Term to the other party at least sixty (60) days prior to such scheduled expiration. The Company and Executive hereby agree to participate in good faith negotiations regarding any requested modifications of the terms of the Agreement during the period commencing no later than ninety (90) days prior to the end of the applicable Term Year. Upon the expiration or non-renewal of the Term pursuant to this Section 3.1 or its termination pursuant to Sections 3.2.1 through 3.2.5 hereof, inclusive, Executive shall be released from all duties hereunder (except as set forth in Sections 4 and 5 hereof) and the obligations of Company to Executive shall be as set forth in Section 3.3 hereof only.

                      3.2.      Events of Termination. The Executive’s employment shall terminate upon the occurrence of any one or more of the following events:

                                3.2.1.      Death. In the event of Executive’s death, Executive’s employment shall terminate on the date of his death. Amounts payable to Executive’s estate upon Executive’s death are set forth in Section 3.3.1 below.

                                3.2.2.      Disability. In the event of Executive’s Disability (as hereinafter defined), Company may, at its option, terminate Executive’s employment by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination (as defined in Section 3.4.2. hereof), which date shall not be earlier than thirty (30) days after the Notice of Termination is given. For purposes of this Agreement, “Disability”

means a disability as defined in any long-term disability insurance policy (reasonably satisfactory to the Executive) provided by Company and insuring Executive or, in the absence of any such policy, the inability of Executive for 120 days in any twelve (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board, in its sole discretion, based upon consultation with an independent physician. Amounts payable to Executive upon termination due to Disability are set forth in Section 3.3.1 below.

                                3.2.3.      Cause. Company may, at its option, terminate Executive’s employment for “Cause” as set forth in a Notice of Termination to Executive specifying the reasons for termination. The Notice of Termination shall specify the Date of Termination, which date may be the date of such Notice of Termination. For purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of, guilty or no contest plea to, or confession of guilt of, any felony or any other crime involving moral turpitude; (ii) an act or omission by Executive in connection with his employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct or other conduct that is materially harmful or detrimental to Company; (iii) excessive use of alcohol or illegal drugs so as to interfere with the performance of Executive’s obligations under this Agreement; (iv) a breach by Executive of this Agreement (including a breach of any representation or warranty set forth in this Agreement); (v) a continuing failure by Executive to perform such duties as are assigned to Executive by the CEO or the Board in accordance with this Agreement, other than a failure resulting from a Disability; (vi) Executive’s knowingly taking any action on behalf of Company or any of its affiliates without appropriate authority to take such action (the approval of the CEO shall be deemed to be appropriate authority); (vii) Executive’s knowingly taking any action in conflict of interest with Company or any of its affiliates given Executive’s position with Company; and/or (viii) the commission of an act of personal dishonesty by Executive in connection with Company that involves personal profit to him or his family members; provided that, in the case of clauses (ii), (iv), (v), (vi) and (vii) above, “Cause” shall be subject to delivery by the Company of written notice to Executive setting forth such damage, detriment, breach or failure (as the case may be) and, to the extent such damage, detriment, breach or failure is curable by Executive within a thirty (30) calendar day period, the expiration of a thirty (30) calendar day period for Executive to cure such damage, detriment, breach or failure. Amounts payable to Executive upon termination for Cause are set forth in Section 3.3.1 below.

                                3.2.4.      Without Cause By Company. Company may, at its option, terminate Executive’s Employment for any reason or no reason whatsoever (other than for the reasons set forth elsewhere in this Section 3.2) by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than sixty (60) days after the Notice of Termination is given. Amounts payable to Executive upon termination without cause are set forth in Section 3.3.2 below.

                                3.2.5.      Executive Termination. Executive may, at his option, terminate his employment by giving a Notice of Termination to the Company. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than sixty (60) days after the Notice of Termination is given, and whether Executive alleges Good Reason for resignation from the Company. Amounts payable to Executive upon Executive’s voluntary termination are set forth in Section 3.3.1 below. A resignation by the Executive for “Good Reason” shall not constitute a voluntary termination by the Executive pursuant to this Section 3.2.5, but shall constitute, for purposes of this Agreement, a termination without Cause by the Company pursuant to Section 3.2.4. Executive shall be deemed to have resigned for “Good Reason” if (i) the Company modifies an existing Company policy, or implement a new Company policy, which has the effect of prohibiting, or materially restricting, Executive’s ability to perform services for Parallax Clinical Research, LLC (“Parallax”) or the clients of Parallax (other than as may restricted under the express terms of this Agreement) and the Company fails to amend such policy within thirty (30) days written notice by Executive to the CEO and the Board of the perceived effect of such policy, (ii) Executive is assigned, without Executive’s express written consent, duties materially inconsistent with his positions with the Company, and such assignment is not revoked by the CEO or the Board within thirty (30) days written notice to the CEO and the Board by Executive of such assignment or (iii) the Company breaches any material provision of this Agreement and such breach is not cured, to the extent curable, by the Company within thirty (30) days receipt of written notice of such breach from Executive.

                      3.3.      Obligations of Company Following Termination of the Term. Following termination of Executive’s employment under the respective circumstances described below, Company shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have hereunder against Company. In connection with Executive’s receipt of any or all monies and benefits to be received pursuant to this Section 3.3, Executive shall have no duty to seek subsequent employment during the period in which he is receiving severance payments and any Severance Amount (as defined in Section 3.3.2 hereof) shall not be reduced solely as a result of Executive’s subsequent employment by an entity other than Company (other than as a result of any violation of Sections 4 or 5 of this Agreement). Executive acknowledges that any non-renewal or expiration of this Agreement shall not be deemed an event of termination that would trigger any obligations of Company pursuant to this Section 3.3.

                                3.3.1.      Termination For Cause by the Company or Termination Due to Executive’s Death or Disability or Termination by Executive. In the event that Executive’s employment is terminated by Company for Cause pursuant to Section 3.2.3 hereof or by reason of Executive’s Disability pursuant to Section 3.2.2 hereof or by reason of Executive’s death pursuant to Section 3.2.1 hereof or Executive terminates his employment with the Company pursuant to Section 3.2.5 hereof, (i) all unvested stock options under this Agreement terminate as of the Date of Termination, (ii) all vested and unexercised stock options under this Agreement as of the Date of Termination granted by Company to Executive shall be exercisable for a period of ninety (90) days from the Date of Termination in accordance with the terms of the Plan and the applicable stock option agreements, (iii) the Company shall pay to Executive, payable in accordance with the Company’s regular payroll practices, an amount equal to any unpaid but earned Base Salary through the Date of Termination and (iv) the Company shall reimburse Executive for any unpaid expenses pursuant to Section 2.4.1 hereof.

                                3.3.2.      Termination Without Cause by the Company. In the event that Executive’s employment is terminated by Company pursuant to Section 3.2.4 hereof, (i) all unvested stock options under this Agreement shall terminate as of the Date of Termination, (ii) all vested and unexercised stock options shall be exercisable for a period of ninety (90) days from the Date of Termination, (iii) the Company shall pay to Executive, subject to Executive’s continued compliance with the terms of Sections 4 and 5 hereof, the Severance Amount, and (iv) the Company shall reimburse Executive for any unpaid expenses pursuant to Section 2.4.1 hereof. For purposes hereof, “Severance Amount” shall mean the sum of (i) the Base Salary in effect for the remainder of the applicable Term Year, (ii) a per diem amount based upon the Base Salary for each unused vacation day remaining in the applicable Term Year and (iii) the continuation of the benefits provided to Executive under Section 2.4.4 and 2.4.5 of this Agreement for the remainder of the applicable Term Year. Any payments made in accordance with this Section 3.3.2 shall be made in accordance with Company’s regular payroll practices and shall be subject to Executive’s compliance with Sections 4 and 5 of this Agreement and the delivery by Executive to the Company of an unconditional release of all claim Executive may have against the Company and its affiliates. The breach by Executive of any provision of Sections 4 or 5 shall result in a forfeiture of any unpaid portion of the Severance Amount.

                                3.3.3.      Other Remedies. Nothing in this Section 3.3 shall limit or restrict Company from pursuing or obtaining any other remedies that may be available to it in law, contract or otherwise, in addition to the remedies set forth herein, in response to any improper conduct of Executive, or conduct in violation of the parties’ agreements.

                                3.3.5.      Termination of Employment. This Agreement shall terminate simultaneously with the termination of Executive’s employment by the Company for any reason; provided, however, that the covenants set forth in Section 4 and 5 of this Agreement shall survive the termination of this Agreement to the extent provided in such Sections.

                      3.4.      Definitions.

                                3.4.1.      “Notice of Termination” Defined. “Notice of Termination” means a written notice that indicates the specific termination provision relied upon by Company or Executive and, in the case of a termination pursuant to Sections 3.2.2 or 3.2.3 hereof, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the termination provision so indicated.

                                3.4.2.      “Date of Termination” Defined. “Date of Termination” means such date as Executive’s employment expires in accordance with Section 3.1 hereof or is terminated in accordance with Section 3.2 hereof.

              4.      Protection of Confidential Information and Trade Secrets; Non-Competition; No Solicitation.

                      4.1.      Definitions.

                                4.1.1.      “Confidential Information” Defined. “Confidential Information” means any and all information (oral or written) relating to Elite or any entity controlling, controlled by, or under common control with Elite, including information relating to:

technology, Inventions, intellectual property, research, test procedures and results; machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information that becomes public, other than as a result of a breach of the provisions of Section 4.2 hereof, or was lawfully known by Executive prior to his employment by the Company. Without limiting the foregoing, Confidential Information shall also include all information related to products targeted for development by Elite, subjects of research and development, projected launch dates, the FDA protocols, projected dates for regulatory filings, consumer studies, market research, clinical research, business plans, planned expenditures, profit margins, strategic evaluation plans and initiatives, and those commissioned by Elite through outside vendors or consultants, and the content of all business and strategic planning conducted with or through third parties. Executive’s obligation not to disclose Confidential Information shall be as set forth in Section 4.2 of this Agreement.

                                4.1.2.      “Inventions” Defined. “Inventions” means any and all inventions, discoveries, improvements, patent, copyrights and/or other property rights, whether or not patented or patentable made, conceived, created, developed or contributed to by Executive during the Term which are (i) directly or indirectly related to the business, operations or activities of the Company or any of its subsidiaries or affiliates, (ii) directly or indirectly related to Executive’s employment by, or performance of other services (including as a director, manager, officer, advisor, agent, representative, consultant or other independent contractor) for, the Company or any of its subsidiaries or affiliates, or (iii) based upon Confidential Information.

                                4.1.3.      “Remaining Rights” Defined. “Remaining Rights” means all of Executive’s rights, titles and interests in and to the following intellectual property as of the date of this Agreement: any and all inventions, discoveries, improvements, sales approaches, sales material, training material, computer software, documentation, and other copyrightable works or any other intellectual property (including, but not limited to, materials or services subject to trademark or service mark registration), made, conceived, created, developed or contributed to by Executive during the Term or the term of any prior employment or consulting relationship between Executive and the Company which are (i) directly or indirectly related to the business, operations or activities of the Company or any of its subsidiaries or affiliates, (ii) directly or indirectly related to Executive employment by, or performance of other services (including as a director, manager, officer, advisor, agent, representative, consultant or other independent contractor) for, the Company or any of its subsidiaries or affiliates, or (iii) based upon confidential or proprietary information which is or was owned by the Company or any of its subsidiaries or affiliates at the time that such intellectual property was made, conceived, created, developed or contributed to by Executive.

                                4.1.4. “Work for Hire” Defined. “Work for Hire” means any and all sales approaches, sales material, training material, computer software, documentation, other copyrightable works or any other intellectual property (including, but not limited to, materials or services subject to trademark or service mark registration, but excluding Inventions) made, conceived, created, developed or contributed to by Executive during the Term and which are (i) directly or indirectly related to the business, operations or activities of the Company or any of its subsidiaries or affiliates, (ii) directly or indirectly related to Executive’s employment by, or performance of other services (including as a director, manager, officer, advisor, agent, representative, consultant or other independent contractor) for, the Company or any of its subsidiaries or affiliates, or (iii) based upon Confidential Information.

                                4.1.5. “Term” Defined for purposes of Sections 4 and 5. “Term”, as used solely in Sections 4 and 5 of this Agreement, means the entire duration of the Executive’s relationship with the Company, including, without limitation, any prior or subsequent employment periods as well as the term of any prior or subsequent consulting or independent contracting arrangements with the Company; provided that the manner in which such term is used in the remaining portions of this Agreement shall not be altered or expanded by the definition of such term for purposes of Sections 4 and 5 hereof.

                     4.2.      Non-disclosure of Confidential Information. Executive agrees that he shall not use or disclose, either during the Term or at any time thereafter for a period of five (5) years from termination of Executive’s employment with the Company (except to the extent necessary during the Term in connection with the necessary and proper performance of Executive’s duties on behalf of Elite and in good faith, or as required by law or governmental authority) any Confidential Information.

                     4.3.      Covenant Not To Compete and Non-Solicitation. In consideration of Elite’s payment of compensation pursuant to Section 2 hereof, the right to receive the Severance Amount (if applicable), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

                                4.3.1.      Executive shall not directly or indirectly, during the Term or prior to the second anniversary of the end of the Term, by ownership of securities or otherwise (except as a holder of less than five (5%) percent of any class of equity securities of any other Person (as defined below), which class of securities shall have been registered under Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), manage, control, finance, consult with, engage or participate in, or assist, in any manner with or in respect of any drug products as to which the Company (or any of its affiliates), or any co-development partner of the Company (or any of its affiliates), shall have (x) developed, or be in the process of developing, during the Term, or (y) have filed (irrespective of whether accepted for filing by the FDA) in good faith either an abbreviated new drug application or a new drug application (including 505(b)(2) Applications) with the FDA, in each case, with respect to any drug technology developed, co-developed, supplied, distributed, sold, marketed or manufactured by the Company (or any of its affiliates), either by itself or together with any other individual, corporation, partnership, trust, limited liability company, unincorporated organization, joint stock corporation, joint venture, association or other entity, or any government, or any agency or political subdivision thereof or any branch of any legal entity (each, a “Person”) (including any product marketed through any authorized generic product agreement), during the Term.

                                4.3.2.      During Term and prior to the second anniversary of the end of the Term, Executive shall not directly or indirectly solicit, recruit, hire, induce or engage, or attempt to solicit, recruit, hire, induce or engage any (i) Persons employed or retained as consultants or other independent contractors by Elite, (ii) exclusive customers, strategic partners, exclusive vendors or exclusive suppliers of Elite, or (iii) other Persons with whom or which Elite maintains an exclusive commercial relationship, or encourage any such Persons described in clauses (i), (ii) or (iii) above to terminate or adversely alter their relationship with Elite (including, without limitation, soliciting or endeavoring to cause any such Person to use any products or services offered or provided by a Person other than Elite which compete with the business, products or services of Elite).

                                4.3.3.      During the Term and prior to the fifth anniversary of the end of the Term, Executive shall not directly or indirectly make or cause to be made any oral or written statement which is, or is reasonably likely to be, defamatory in any material respect to the business, operations, activities or reputation of Elite, or their respective directors, managers or officers.

                      4.4.      Assignment of Intellectual Property.

                                4.4.1.      Executive shall promptly disclose to Elite any and all Inventions. Executive shall promptly communicate to Elite all information, details and data pertaining to any Inventions in such form as Elite requests. Executive agrees that Inventions, patents and patent applications are the property of Elite, and any and all rights, titles or interests in and to Inventions, patents or patent applications which Executive may have in any and every jurisdiction are hereby assigned in full. Whenever Executive is requested to do so by Elite, during or after the Term, Executive shall, at the Company’s sole cost and expense, promptly execute and deliver any and all applications, assignments or other documents or instruments reasonably deemed necessary or advisable by Elite to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect, confirm or establish Elite’s full and exclusive interests in any Inventions. The obligations set forth in this Section 4.4.1 shall be binding upon the successors, assigns, executors, administrators and other legal representatives of Executive.

                                4.4.2.      Any and all Works for Hire shall be considered “works made for hire” under the copyright laws of the United States or property of Elite under applicable federal, state, local and foreign trademark laws (as appropriate). Executive shall promptly communicate to Elite any and all Works for Hire, and any and all information, details and data pertaining to any Works for Hire, in such form as Elite requests. To the extent that Works for Hire fail to qualify as (A) “works made for hire” under the copyright laws of the United States or any other jurisdiction or (B) property of Elite under applicable federal, state, local or foreign trademark laws, Executive hereby assigns each Work for Hire and all right, title and interest therein in any and every jurisdiction to Elite. Whenever Executive is requested to do so by Elite, during or after the Term, Executive shall, at the Company’s sole cost and expense, promptly execute and deliver any and all applications, assignments or other documents or instruments reasonably deemed necessary or advisable by Elite to apply for and confirm and effectuate full and exclusive ownership of Works for Hire in Elite, including, but not limited to, ownership of any moral rights under the copyright law of any nation, or any other rights under the intellectual property laws of any nation. The obligations set forth in this Section 4.4.2 shall be binding upon the successors, assigns, executors, administrators and other legal representatives of Executive.

                      4.5.      If a court declares that any term or provision of this Section 4 is invalid or unenforceable, the parties to this Agreement agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

                      4.6.      Executive hereby transfers, assigns, conveys, grants and sets over to Elite and its successors and assigns forever, and Elite hereby accepts, assumes and acquires from Executive for itself and its successors and assigns forever, all of Executive’s right, title and interest in and to the Remaining Rights in any and every jurisdiction. Executive hereby covenants and agrees that, at any time and from time to time after the date hereof, at the request of Elite or its successors or assigns, he will (i) promptly and duly execute and deliver, or cause to be executed and delivered to Elite, all such further documents and instruments, and (ii) promptly take all such other and further action, as may be requested by Elite to more effectively transfer, assign, convey, grant, set over, vest, protect, confirm and establish full and exclusive right, title and interest in and to all of the Remaining Rights in and to Elite and its successors and assigns forever in any and every jurisdiction, including, without limitation, any and all applications, assignments or other documents or instruments deemed necessary or advisable by Elite to apply for and obtain Letters Patent of the United States or any foreign jurisdiction. The obligations set forth in this Section 4.6 shall be binding upon the successors, assigns, executors, administrators and other legal representatives of Executive. Executive hereby represents and warrants to Elite that Executive has not transferred any right, title or interest in or to the Remaining Rights to any other Person as of the date of the execution of this Agreement and, as of the date of the execution of this Agreement, has not entered into any agreement to do so.

                      4.7.      Executive acknowledges and admits that a breach of any of the covenants contained in this Section 4 will cause Elite irreparable harm. Executive further acknowledges and admits that the damages resulting from such a breach will be difficult or impossible to ascertain, and will be of the sort that cannot be compensated by money or other damages, and that Elite in addition to all other remedies available at law or equity, shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach and that Executive further agree to waive any requirement for securing or posting of any bond in connection with such remedy. Executive therefore waives (and is estopped from asserting in a court of law or equity) any argument that the breach, or threatened breach, of any of the covenants contained in this Section 4 does not constitute irreparable harm for which an adequate remedy at law is unavailable. Nothing contained in this Section 4 or elsewhere in this Agreement shall be construed as prohibiting Elite from pursuing any other remedies available at law or in equity for a breach, or threatened breach, by the Employee of any of the covenants contained in this Section 4.

                      4.8.      Elite Defined. For purposes of Section 4 hereof, “Elite” shall mean and include the Company, the Subsidiaries and any affiliates and joint ventures.

              5.      Continued Cooperation; Return of Documents and Property; Injunctive Relief; Non-exclusivity and Survival; Representations, Warranties and Covenants of Executive.

                      5.1.      Continued Cooperation. Executive shall, during and after the expiration or termination of this Agreement for any reason, at Company’s sole expense, provide such reasonable cooperation as is requested by Company with respect to any internal or external agency or legal investigation (whether conducted by the FDA, the SEC or otherwise), lawsuits, financial reports, or with respect to other matters within his knowledge, responsibilities or purview, upon reasonable notice. Executive shall execute all lawful documents reasonably necessary for Company to secure or maintain any Confidential Information.

                      5.2.      Return of Documents and Property. Upon the end of the Term, or upon the earlier request of the Company, Executive and his legal or personal representatives will promptly return to the Company any and all information, documents or other materials relating to or containing Confidential Information which are, and any and all other property of the Company which is, in Executive’s possession, care or control, regardless of whether such materials were created or prepared by Executive and regardless of the form of, or medium containing, such information, documents, including without limitation, all Company computers and hard drives, all computer files (whether or not such files are stored on the Executive’s personal computer), employee identification cards, Company credit cards, keys and any other physical property of Company.

                      5.3.      Injunctive Relief. The parties hereby acknowledge and agree that (a) Company will be irreparably injured in the event of a breach by Executive of any of his obligations under Sections 4 and 5 hereof; (b) monetary damages will not be an adequate remedy for any such breach; (c) Company will be entitled to injunctive relief, in addition to any other remedies that it may have, in the event of any such breach and Executives further agree to waive any requirement for securing or posting of any bond in connection with such remedy, and waives (and is estopped from asserting in a court of law or equity) any argument that the breach, or threatened breach, of any of the covenants contained in Sections 4 or 5 does not constitute irreparable harm for which an adequate remedy at law is unavailable. Nothing contained in this Section 5 or elsewhere in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for a breach, or threatened breach, by the Employee of any of the covenants contained in this Section 5; and (d) the existence of any claims that Executive may have against Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by Company of any of its rights under Sections 4 and 5 hereof. All of the parties’ covenants and Company’s rights to specific enforcement, injunctive relief and other remedies as set forth herein shall apply in the event of any breach or threatened breach by Executive of any of the provisions of Sections 4 and/or 5 hereof. The parties further agree that any action concerning any alleged breach(es) of Sections 4 and/or 5 hereof shall not be brought or addressed in arbitration, and the existence of any demand for arbitration or pendency of any dispute in arbitration under this Agreement shall not be a basis to delay or defer adjudication by a court of any demand for specific performance, injunctive relief or other remedies in relation to any alleged breach(es) of Sections 4 and/or 5 hereof.

                      5.4.      Non-exclusivity and Survival. The covenants of Executive contained in Sections 4 and 5 hereof are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any expiration or termination of the Term by either party and any investigation made with respect to the breach thereof by Company at any time.

                      5.5.       Representations and Warranties of the Executive. The Executive hereby represents and warrants to the Company as follows:

                                5.5.1.      The Executive has the full power, authority and capacity to execute and deliver this Agreement and to perform his obligations hereunder.

                                5.5.2.      The execution, delivery and performance of this Agreement shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements, including the Purdue Agreement (as defined below), or other obligations to which the Executive is a party or the Executive is otherwise bound or violate any law.

                                5.5.3.     This Agreement is the Executive’s valid and binding obligation enforceable in accordance with its terms.

                                5.5.4.      There is not currently, nor has there been in the last five (5) years, any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Executive, threatened against or affecting the Executive before any court, arbitrator, or governmental (federal, state, county, local or foreign) agency or authority, including, without limitation, the United States Securities and Exchange Commission (collectively, an “Action”). The Executive is not currently, nor has he been in the last five (5) years, the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

                                5.5.5.      The Executive has terminated the Master Consultant Services Agreement, entered into as of August 14, 2006, between Purdue Pharma L.P. and the Executive d/b/a Parallax Clinical Research, LLC (the “Purdue Agreement”), prior to executing this Agreement. There are no agreements which contain any negative covenants with respect to, or otherwise restrict, the Executive’s performance of his duties under this Agreement at any time in the future other than the confidentiality provisions set forth in the Purdue Agreement.

                      5.6.       Parallax Clinical Research, LLC.

                                5.6.1.      Notwithstanding anything else to the contrary in this Agreement, the parties agree that (i) Executive holds an ownership interest in Parallax, a New York-based consulting firm that provides strategic and practical assistance with clinical trial protocol design, planning, initiating and management and (ii) Executive shall continue to devote a portion of his time to Parallax and provides services, on behalf of Parallax, to its clients, subject to the terms of this Agreement.

                                5.6.2      Executive agrees that, during the Term, the services to be provided by Executive to Parallax and clients of Parallax shall not interfere with the effective performance of his duties hereunder and such services shall not violate any provision of this Agreement (including, without limitation, Section 4 hereof) or any Company policy. Specifically, Executive agrees that, during the Term, he shall not perform consulting services for any client of Parallax (or for Parallax for the benefit of a client), to the extent that the client receiving the benefit of such service is in competition with, or is marketing, developing, formulating, testing or researching a product that would compete with any products of, the Company; provided that Parallax may continue to provide services to such client without the assistance of Executive.

                                5.6.3.      Executive agrees that, during the Term, Executive shall not perform consulting services in the pharmaceutical industry other than through his relationship with Parallax and in accordance with the provisions of this Agreement.

              6.      Miscellaneous Provisions.

                      6.1.      Section 409A. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued or to be issued by the Department of the Treasury thereunder (“Section 409A”), Executive shall not be entitled to any payments upon a termination of employment until the earlier of (i) the date which is six months after the termination of employment for any reason other than death or (ii) the date of the Executive’s death and the first such payment shall equal the sum of all payments that would have been made from the date of termination to the date of such first payment were it not for the delay in payment for Section 409A purposes.

                      6.2.      Severability. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                      6.3.      Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the two parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

                      6.4.      Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or facsimile (with confirmed delivery), or five (5) business days after posting, when delivered by registered or certified mail or national courier service, postage prepaid, return receipt requested, as follows:

      If to Company, to:

          Elite Pharmaceuticals, Inc.
             165 Ludlow Avenue
             Northvale, New Jersey
             Facsimile No.: (201) 391-7693
             Attn: Chief Executive Officer

     With a copy (which shall not constitute notice) to:

             Reitler Brown & Rosenblatt LLC
             800 Third Avenue
             21st Floor
             New York, NY 10022
             Facsimile No.: (212) 371-5500
             Attn: Scott H. Rosenblatt, Esq.

      If to Executive, to:

             Dr. Stuart Apfel
             218 Walker Place
             West Hempstead, NY 11552
             Facsimile No.: (516) [_________ ]

      With a copy (which shall not constitute notice) to:

             Syma Levine, Esq., P.C.
             491 Bell Street
             West Hempstead, New York 11552
             Facsimile No.: (516) 565 6243

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

               6.5.      Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Company and Executive.

               6.6.      Entire Agreement. Except as specifically provided herein, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written. Company and Executive shall execute and deliver all such further documents as may be necessary to carry out the intent of the preceding sentence. For the avoidance of doubt, the parties hereto agree that, effective as of the Commencement Date, the consulting agreement, dated as of ________, between the Company and Executive, together with all consulting arrangements pursuant thereto, shall immediately terminate, other than any obligation of the Company relating to accrued but unpaid consulting fees arising from the performance by Executive of consulting services under such agreement prior to the Commencement Date.

               6.7.      Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed therein.

               6.8.      Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

               6.9.      Binding Effect; Successors and Assigns. Executive may not delegate any of his duties or assign any of his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and beneficiaries, successors and permitted assigns. Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession had taken place.

               6.10.      Waiver. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be construed or deemed to be a waiver of any other or subsequent breach.

               6.11.      Capacity, etc. Each of Executive and Company hereby represents and warrants to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound or violate any law; and (c) this Agreement is his or its valid and binding obligation enforceable in accordance with its terms.

               6.12.      Enforcement; Jurisdiction. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the prevailing party shall be awarded reasonable attorneys’ fees of the proceedings (including, without limitation, at all trial and appellate levels) and the expenses and costs incurred by such prevailing party in connection therewith. Any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts located in the State and County of New York and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

               6.13.      Withholding. The payment of any amount pursuant to this Agreement, including, without limitation, pursuant to Sections 2 and 3, shall be subject to any applicable withholding and payroll taxes, which may be deducted by the Company in its sole discretion.

               6.14.      Advice of Counsel. Executive represents and warrants that he has had full opportunity to seek advice and representation by independent counsel of his or her own choosing in connection with the interpretation, negotiation and execution of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

Elite Pharmaceuticals, Inc.

By:	/s/ Bernard Berk Name: Bernard Berk Title: Chief Executive Officer

/s/ Stuart Apfel Dr. Stuart Apfel

Exhibit A

Jewish Holidays to be taken as Vacation Days

Rosh Hashanah (two days)
Yom Kippur (one day)
Succoth (two days)
Shemini Atzeret and Simchat Torah (two days)
Passover (two days at beginning and two days at end)
Shavuot (two days)